Exhibit 99.1
APTIMUS, INC.
2001 STOCK PLAN
SECTION 1. PURPOSE
     The purposes of this 2001 Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to certain individuals providing services to the Company and its Affiliates, and to promote the success of the Company’s business and thereby enhance long-term shareholder value. Options granted under the Plan may be incentive stock options (as defined under Section 422 of the Code) or nonqualified stock options, as determined by the Administrator at the time of grant of an option and subject to the applicable provisions of the Code, and the regulations promulgated thereunder. Awards of Restricted Stock may also be made under this Plan.
SECTION 2. DEFINITIONS
As used herein, the following definitions shall apply:
     “Administrator” means the Committee or, if there is no Committee, the Board. If a Committee has been designated but its authority has been limited by the Board, any responsibilities of the Administrator not assigned to the Committee shall be retained by the Board.
     “Affiliate” means (a) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (b) any entity in which the Company has a significant equity interest, in each case as determined by the Committee, and may include a Parent or Subsidiary.
     “Applicable Laws” means the legal requirements relating to stock options, if any, pursuant to U.S. state corporate laws, U.S. federal and state securities laws, the Code and the rules of any applicable Stock Exchange.
     “Award” means the grant of Restricted Stock or an Option to an Employee or Consultant.
     “Award Agreement” means a written agreement between the Company and a Participant relating to an Award under the Plan.
     “Board” means the Board of Directors of the Company.
     “Cause” means willful misconduct with respect to, or that is harmful to, the Company or any of its Affiliates including, without limitation, dishonesty, fraud, unauthorized use or disclosure of confidential information or trade secrets or other misconduct (including, without limitation, conviction for a felony), in each case as reasonably determined by the Administrator.
     “Change in Control” shall mean any of the following:
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(a)	the acquisition of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities by any person or group of persons, except a Permitted Shareholder (as defined herein), acting in concert. A “Permitted Shareholder” means a holder, as of the date of adoption of this Plan, of voting capital stock of the Company;

(b)	a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s outstanding capital stock are converted into cash, securities or other property, other than a consolidation or merger of the Company in which the Company’s shareholders immediately prior to the consolidation or merger have the same proportionate ownership of voting capital stock of the surviving corporation immediately after the consolidation or merger;

(c)	the sale, transfer or other disposition of all or substantially all of the assets of the Company; or

(d)	in the event that the shares of voting capital stock of the Company are traded on an established securities market: a public announcement that any person has acquired or has the right to acquire beneficial ownership of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, and for this purpose the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Exchange Act or related rules promulgated by the Securities and Exchange Commission; or the commencement of or public announcement of an intention to make a tender offer or exchange offer for securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
     “Committee” means a committee of directors designated by the Board to administer the Plan. At any time that either Rule 16b-3 or Code Section 162(m) applies to the Company, the Committee shall be comprised of not less than such number of directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and, if applicable, each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code.
     “Common Stock” means the common stock of the Company.
     “Company” means Aptimus, Inc., a Washington corporation.
     “Consultant” means any person, including an advisor or director, who is engaged by the Company or any Affiliate, Parent or Subsidiary to render services and who is not an Employee.
     “Continuous Status as an Employee or Consultant” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or
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Consultant shall not be considered interrupted in the case of: (a) sick leave, military leave or any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than ninety (90) days, unless re-employment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; (b) transfers between locations of the Company or between the Company, its Affiliates or their respective successors; or (c) a change in status from an Employee to a Consultant or from a Consultant to an Employee.
     “Disability” means permanent and total disability as defined in Code section 22(e)(3).
     “Employee” means any person, including officers and directors (who meet the requirements of this Section), employed by the Company or any Parent or Subsidiary of the Company, with the status of employment determined based upon such minimum number of hours or periods worked as shall be determined by the Administrator in its discretion, subject to any requirements of the Code. The payment of a director’s fee by the Company to a director shall not alone be sufficient to constitute “employment” of such director by the Company.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” means, as of any date, the fair market value of Common Stock determined as follows:
(a)	If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”), its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange, or, if there is more than one such system or exchange, the system or exchange with the greatest volume of trading in Common Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)	If the Common Stock is quoted on the Nasdaq (but not on the National Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.
     “Good Reason” means the occurrence of any of the following events or conditions without the Participant’s express written consent:
(a)	a change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) that represents a substantial reduction in the status, title,
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position or responsibilities as in effect immediately prior thereto, and which is not remedied promptly after receipt of notice thereof from the Participant;

(b)	a significant reduction [i.e. a reduction of at least 15% in the Participant’s annual base salary that is not part of a Company-wide reduction of salaries, or that is not otherwise offset by a corresponding increase of an equal or greater percentage in the Participant’s annual incentive pay]; or

(c)	the Company’s requiring the Participant to be based at any place outside a 30-mile radius of his or her place of employment prior to a Change in Control, except for reasonably required travel on the Company’s business that is not materially greater than such travel requirements prior to the Change in Control.
     “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Award Agreement.
     “Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Award Agreement, or an Incentive Stock Option that does not so qualify.
     “Option” means a stock option granted pursuant to the Plan.
     “Optioned Stock” means the Common Stock subject to an Option.
     “Optionee” means an Employee or Consultant who receives an Option.
     “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code, or any successor provision.
     “Participant” means an Employee or Consultant granted an Award under the Plan.
     “Plan” means this 2001 Stock Plan.
     “Reporting Person” means an officer, director, or greater than ten percent (10%) shareholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.
     “Restricted Stock” means Common Stock awarded to or purchased by a Participant under this Plan that is subject to applicable restrictions as described herein or in the applicable Award Agreement.
     “Restricted Stock Award” means the grant of Restricted Stock pursuant to the Plan.
     “Restricted Stock Holder” means a Participant who receives Restricted Stock pursuant to the Plan.
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     “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as the same may be amended from time to time, or any successor provision.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Share” means a share of the Common Stock, as may be adjusted as permitted under the Plan.
     “Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.
     “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.
SECTION 3. STOCK SUBJECT TO THE PLAN
     Subject to the provisions for adjustment under the terms of this Plan, the maximum aggregate number of shares that may be made subject to Awards under the Plan is two million four hundred thousand (2,400,000) shares of Common Stock. The shares may be authorized, but unissued, or reacquired Common Stock. If an Award should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. In addition, any shares of Common Stock that are retained by the Company upon exercise of an Award in order to satisfy the exercise price for such Award or any withholding taxes due with respect to such exercise shall be treated for purposes of this limitation as not issued and shall continue to be available under the Plan. Shares repurchased by the Company pursuant to any repurchase right which the Company may have shall not be available for future grant under the Plan. Notwithstanding the foregoing, the number of Shares available for granting Incentive Stock Options under the Plan shall not exceed two million four hundred thousand (2,400,000), subject to adjustment as provided in the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.
SECTION 4. ADMINISTRATION OF THE PLAN
     4.1 Powers of the Administrator. Subject to the provisions of the Plan and to any required approval of any relevant authorities, including the approval, if required, of any Stock Exchange, the Administrator shall have the authority, in its discretion:
(a)	to determine the Fair Market Value of the Common Stock, in accordance with the provisions of the Plan;

(b)	to select the Consultants and Employees to whom Awards may from time to time be granted hereunder;

(c)	to determine whether and to what extent Awards are granted hereunder;

(d)	to determine the number of shares of Common Stock to be covered by each such Award granted hereunder and the type of each such Award;
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(e)	to approve forms of agreement for use under the Plan;

(f)	to construe and interpret the terms of the Plan and Awards granted under the Plan;

(g)	to determine vesting schedules and any other terms and conditions of Awards, not inconsistent with this Plan;

(h)	to determine whether and under what circumstances an Award may be settled in Common Stock or other consideration instead of cash; and

(i)	to make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan.
     4.2 Delegation of Authority to Officers. The Administrator may delegate limited authority to specified officers of the Company to grant Awards under the Plan, subject to limitations as set forth in the document granting such authority.
     4.3 Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants.
SECTION 5. ELIGIBILITY FOR AWARDS
     5.1 Recipients of Grants. Restricted Stock and Nonqualified Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards.
     5.2 Grants of Awards. No Award may be Granted more than ten years after the earlier of (i) the date of adoption of the Plan by the Board or (ii) the date that the Plan is approved by the Company’s shareholders.
     5.3 Type of Award. Each Award Agreement shall indicate the type of Award granted (i.e. Incentive Stock Option, Nonqualified Stock Option, or Restricted Stock). If an Option is granted but the type of Option is not so designated, the Award will be a Nonqualified Stock Option. Notwithstanding any such designations, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds the limit set forth in Code section 422(d) (currently $100,000), such excess Options shall be treated as Nonqualified Stock Options. For purposes of this requirement, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.
SECTION 6. AWARDS OF OPTIONS
     6.1 Term of Option. The term of each Option shall be the term stated in the Award Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. However, in
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the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.
     6.2 Option Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator and may be greater than or less than Fair Market Value at the time of grant, except that (a) the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant; (b) in the case of an Incentive Stock Option, the per Share exercise price shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant; and (c) furthermore, in the case of an Incentive Stock Option that is granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.
     6.3 Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (a) cash or check, (b) cancellation of indebtedness of the Company to Optionee, (c) promissory note (subject to approval by the Company, and provided that such note is for a term of not greater than five years and provides for a reasonable rate of interest), (d) surrender of other Shares that (i) have been owned by Optionee for more than six months on the date of surrender or such other period as may be required to avoid a charge to the Company’s earnings, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of Shares to be purchased by Optionee as to which such Option shall be exercised, (e) if there is a public market for the Shares and they are registered under the Securities Act, delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the aggregate exercise price and any applicable income or employment taxes, (f) any combination of the foregoing methods of payment, or (g) such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company or result in the recognition of compensation expense (or additional compensation expense) for financial reporting purposes.
     6.4 Vesting of Options.
(a)	Vesting Schedule. Except as authorized by the Administrator as permitted under the terms of this Plan, no Option will be exercisable until it has vested. The Administrator will specify the vesting schedule for each Option at the time of grant of the Option, provided that if no vesting schedule is specified at the time of
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grant, the Option shall vest in full over the course of four (4) years from date of grant as follows:
     (i) twenty five percent (25%) of the total number of Shares granted under the Option shall vest after one (1) year of Continuous Status as an Employee or Consultant; and
     (ii) the remaining seventy-five percent (75%) of the Shares granted under the Option shall vest pro rata quarterly on the last day of the quarter over the following twelve (12) quarters of Continuous Status as an Employee or Consultant.
     The Administrator may specify a vesting schedule for all or any portion of an Option based on the achievement of performance objectives with respect to the Company, an Affiliate, Parent or Subsidiary, and/or Optionee, and as shall be permissible under the terms of the Plan.
(b)	Acceleration of Vesting. The vesting of one or more outstanding Options may be accelerated by the Administrator at such times and in such amounts as it determines in its sole discretion. The vesting of Options may also be accelerated in connection with certain corporate transactions, as described below.
     6.5 Procedure for Exercise; Rights as a Shareholder. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised; provided, however that the following terms and conditions shall apply to the exercise of the Option.
(a)	Any Award exercised before the company obtains shareholder approval of the Plan shall be rescinded if such shareholder approval is not obtained within 12 months before or after the Plan is adopted by the Board.

(b)	An Option may not be exercised for a fraction of a Share.

(c)	Full payment may, as authorized by the Administrator, consist of any consideration and method of payment as described above.

(d)	Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option.

(e)	The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 9 of the Plan.
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(f)	Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
     6.6 Exercise After Termination of Employment or Consulting Relationship.
(a)	Termination of Employment or Consulting Relationship. Except as otherwise provided herein or in the applicable Award Agreement, in the event of termination of a Participant’s Continuous Status as an Employee or Consultant, such Participant may exercise his or her Option to the extent that Participant was entitled to exercise it at the date of such termination, but only within ninety (90) calendar days after the date of such termination (or such other longer period of time as is determined by the Administrator, provided that no Option which is exercised after such 90-day period will be treated as an Incentive Stock Option). In no event may an Option be exercised later than the expiration date of the term of such Option as set forth in the Award Agreement. To the extent that Participant was not entitled to exercise the Option at the date of such termination, or if Participant does not exercise such Option to the extent so entitled within the time specified, the Option shall terminate. In the event of a change in status from an Employee to a Consultant, or a transfer of employment to an Affiliate that is not a Parent or a Subsidiary (neither of which constitutes a termination of Continuous Status as an Employee or Consultant), any Incentive Stock Option not exercised within 90 days of such change will thereafter be treated as a Nonqualified Stock Option.

(b)	Disability of Participant. Notwithstanding the provisions set forth above, in the event of termination of a Participant’s Continuous Status as an Employee or Consultant as a result of his or her Disability, Participant may, but only within three hundred sixty (360) calendar days (or, with respect to a Nonqualified Stock Option, such other longer period of time, if any, as is determined by the Administrator) after the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the Award Agreement), exercise the Option to the extent he or she is otherwise entitled to exercise it at the date of such termination. To the extent that Participant was not entitled to exercise the Option at the date of termination, or if Participant does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

(c)	Death of Participant. In the event of the death of a Participant during the period of Continuous Status as an Employee or Consultant, or within thirty (30) days following the termination of Participant’s Continuous Status as an Employee or Consultant, the Option may be exercised at any time within three hundred sixty (360) days (or, with respect to a Nonqualified Stock Option, such other longer period of time, if any, as is determined by the Administrator) after the date of death (but in no event later than the expiration date of the term of such Option as set forth in the Award Agreement), by Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the
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extent Participant was entitled to exercise the Option at the date of death or, if earlier, the date of termination of the Continuous Status as an Employee or Consultant. To the extent that Participant was not entitled to exercise the Option at the date of death or termination, as the case may be, or if Participant or the Participant’s estate (or, as applicable, heirs, personal representative, executor or administrator) does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate.

(d)	Termination for Cause. Notwithstanding the above, and unless otherwise set forth in the Award Agreement, if Participant’s Continuous Status as an Employee or Consultant is terminated for Cause, the Option shall automatically terminate upon first notification to Participant of such termination, unless the Plan Administrator determines otherwise. If Participant’s employment or services are suspended pending an investigation of whether Participant shall be terminated for Cause, all of Participant’s rights under any Option likewise shall be suspended during the period of investigation.
     6.7 Rule 16b-3. Options granted to Reporting Persons shall comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption for Plan transactions.
     6.8 Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Option previously granted, based on such terms and conditions as the Administrator shall establish and communicate to Optionee at the time that such offer is made.
     6.9 Early Issuance and Repurchase Rights. The Administrator shall have the discretion to authorize the issuance of unvested Shares pursuant to the exercise of an Option. In the event of termination of the Optionee’s employment or services, all Shares issued upon exercise of an Option which are unvested at the time of cessation of employment or services shall be non-transferable and subject to repurchase at the exercise price paid for such Shares. The terms and conditions upon which such repurchase right shall be exercisable (including the period and procedure for exercise) shall be established by the Administrator and set forth in the agreement evidencing such right. All of the Company’s outstanding repurchase rights under this Section are assignable by the Company at any time and shall remain in full force and effect in the event of a Change in Control; provided that if the vesting of Options is accelerated as permitted under the Plan, the repurchase rights under this Section shall terminate and all Shares subject to such terminated rights shall immediately vest in full. The Administrator shall have the discretionary authority, exercisable either before or after the Optionee’s cessation of employment or services, to cancel the Company’s outstanding repurchase rights with respect to one or more Shares purchased or purchasable by the Optionee under an Option and thereby accelerate the vesting of such Shares in whole or in part at any time.
SECTION 7. RESTRICTED STOCK AWARDS
     7.1 Grant of Restricted Stock Awards. Each Restricted Stock Award (i) shall be for a number of Shares determined by the Administrator, and (ii) shall require the Restricted Stock
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Holder to maintain Continuous Status as an Employee or Consultant for a restricted period determined by the Administrator in order for the restrictions related to such Shares to lapse. The restricted period need not be the same for all Shares subject to the Restricted Stock Award. For vesting purposes, credit for service as an Employee or Consultant prior to the actual grant of the Restricted Stock Award may be given as part of the Restricted Stock Award.
     7.2 Restrictions on Transfer. With respect to Shares issued under a Restricted Stock Award, none of such Shares or any beneficial interest therein shall be transferred, encumbered or otherwise disposed of in any way until the release of such Shares from the Company’s repurchase option in accordance with the provisions of this Plan and any related agreement, other than by will or the laws of descent and distribution.
     7.3 Consideration for Restricted Stock Awards. Restricted Stock may be sold or awarded under the Plan for such consideration as the Administrator may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes (subject to approval by the Plan Administrator), past services and future services.
     7.4 Rights of a Restricted Stock Holder. Except for the above restrictions on transfer, and subject to provisions under the Plan relating to adjustments to Awards, conditions on issuance of shares, and termination of the Participant’s relationship with the Company, a Restricted Stock Holder shall have all the rights of a shareholder, including but not limited to the right to receive all cash dividends paid on such Restricted Stock and the right to vote such Restricted Stock. Dividends paid in securities or other property or stock received in connection with a stock split or other distribution with respect to the Restricted Stock shall be subject to the same restrictions as the Restricted Stock.
     7.5 Vesting of Restricted Stock. The restrictions imposed herein shall lapse, and the Participant’s rights in the Restricted Stock shall vest, in accordance with the schedule provided in the Award Agreement. If not so specified in such Award Agreement, the restrictions shall lapse according to the following schedule: restrictions on 25% of the Shares shall lapse after one year of Continuous Service as an Employee or Consultant; the remaining 75% of Shares shall vest pro rata quarterly on the last day of each calendar quarter over the subsequent 12 quarters of Continuous Service as an Employee or Consultant. Upon the vesting of the Restricted Stock awarded under the Plan, the Restricted Stock Holder shall be entitled to receive a certificate representing the number of shares of Restricted Stock as to which restrictions no longer apply, with the remaining shares of Restricted Stock subject to the foregoing restrictions. The Restricted Stock Holder shall execute a new stock power with respect to any remaining Shares which are restricted.
     7. Termination of Employment or Consulting Relationship. Except as otherwise provided in the applicable Award Agreement, if a Restricted Stock Holder ceases to maintain his or her Continuous Status as an Employee or Consultant for any reason other than death or Disability, such Participant’s Restricted Stock which at the time of such termination is still subject to the restrictions imposed by this Section shall be forfeited and returned to the Company, the Company shall repay (without interest) any amounts paid by the Participant toward the purchase of the Restricted Stock (if it was sold to the Participant), and the Participant shall have no further claim to or interest in such Restricted Stock. If a Restricted Stock Holder
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ceases to maintain his or her Continuous Status as an Employee or Consultant by reason of death or Disability, such Participant’s Restricted Stock which, at the time of such termination is subject to the restrictions imposed by this Section, shall be forfeited.
     7.7 Issuance of Restricted Stock. The Administrator shall request of the Company that each certificate in respect of Restricted Stock awarded under the Plan be registered in the name of the Restricted Stock Holder. The Restricted Stock Holder shall provide a stock power endorsed in blank to the Company and any certificate representing the Restricted Stock shall bear the following (or a similar) legend:
     “THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE 2001 STOCK PLAN OF APTIMUS, INC. COPIES OF SUCH PLAN ARE ON FILE IN THE OFFICES OF APTIMUS, INC.”
     7.8 Adjustments to Restricted Stock Awards. The Administrator may, in anticipation of a Change in Control, make such adjustments in the terms and conditions of outstanding Restricted Stock as the Administrator in its sole discretion determines are equitably warranted under the circumstances, including declaring that any Restricted Stock Award not vested shall become fully vested. The Administrator in its discretion shall have the right to accelerate the time at which the Restricted Stock shall become vested and may do so as to one or more Restricted Stock Holders.
     7.9 Agreement. At the time of a Restricted Stock Award, the Participant shall enter into an Award Agreement with the Company agreeing to the terms and conditions of the Restricted Stock Award and such other matters as the Company shall in its sole discretion determine.
     7.10 Return of Unvested Restricted Stock. Any Shares of Restricted Stock as to which rights have not vested in accordance with this Plan and as to which a Restricted Stock Holder no longer has any rights under this Plan shall be returned to the Company which thereafter shall have all rights of ownership and which may use such shares for further Awards under this Plan.
SECTION 8. SATISFACTION OF
WITHHOLDING TAX OBLIGATIONS
     8.1 Withholding Tax. At the discretion of the Administrator, Participants may satisfy withholding obligations as provided in this paragraph. When a Participant incurs tax liability in connection with an Award, which tax liability is subject to tax withholding under applicable tax laws (including, without limitation, income and payroll withholding taxes), and Participant is obligated to pay the Company an amount required to be withheld under applicable tax laws, Participant may satisfy the tax withholding obligation by one or some combination of the following methods: (a) by cash payment, (b) out of Participant’s current compensation, (c) if permitted by the Administrator, in its discretion, by surrendering to the Company Shares that (i) have been owned by Participant for more than six (6) months on the date of surrender or such other period as may be required to avoid a charge to the Company’s earnings, and (ii) have a fair market value on the date of surrender equal to (or less than, if other consideration is paid to the
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Company to satisfy the withholding obligation) Participant’s marginal tax rate times the ordinary income recognized, plus an amount equal to the Participant’s share of any applicable payroll withholding taxes, or (d) if permitted by the Administrator, in its discretion, by electing to have the Company withhold from the Shares to be issued upon exercise of the Award, if any, that number of Shares having a Fair Market Value equal to the amount required to be withheld. For this purpose, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the “Tax Date”). In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company or result in the recognition of compensation expense (or additional compensation expense) for financial reporting purposes.
     8.2 Reporting Persons. Any surrender by a Reporting Person of previously owned Shares to satisfy tax withholding obligations arising upon exercise of this Award must comply with the applicable provisions of Rule 16b-3 and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.
     8.3 Form of Election. All elections by a Participant to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following additional restrictions:
(a)	the election must be made on or prior to the applicable Tax Date;

(b)	once made, the election shall be irrevocable as to the particular Shares of the Award as to which the election is made;

(c)	if Participant is a Reporting Person, the election must comply with the applicable provisions of Rule 16b-3 and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions; and

(d)	all elections shall be subject to the consent or disapproval of the Administrator.
     8.4 Deferral of Tax Date. In the event the election to have Shares withheld is made by a Participant and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, Participant shall receive the full number of Shares with respect to which the Award is exercised but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.
SECTION 9. ADJUSTMENTS
     9.1 Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting
2001 Stock Plan

from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.
     9.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify Participants at least thirty (30) days prior to the effective date of such proposed action. To the extent not previously exercised, Awards will terminate immediately prior to the consummation of such proposed action.
     9.3 Change in Control Transactions. Except as otherwise provided herein or in the Award Agreement, in the event of any Change in Control each Option and each Share of Restricted Stock that is then outstanding shall, immediately prior to the specified effective date for the Change in Control, become 100% vested. Notwithstanding the foregoing, such vesting shall not so accelerate if and to the extent that such Award is, in connection with the Change in Control, either continued in effect, assumed by the successor corporation (or parent thereof) or replaced with a comparable award relating to shares of the capital stock of the successor corporation (or its parent corporation). If the Administrator determines that such an assumption or replacement will be made, the Administrator shall give the Participants notice of such determination, and of the provisions of such assumption or replacement, and any adjustments made (x) to the number and kind of shares subject to the outstanding Awards (or to the options in substitution therefore), (y) to the exercise prices, and/or (z) to the terms and conditions of the stock options. Any such determination shall be made in the sole discretion of the Administrator and shall be final, conclusive and binding on all Participants. To the extent Awards are not continued or assumed by the successor corporation or an affiliate thereof, all unexercised Awards shall terminate and cease to remain outstanding immediately following the consummation of the Change in Control.
     9.4 Certain Distributions. In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Administrator may, in its discretion, appropriately adjust the price per share of Common Stock covered by each outstanding Option to reflect the effect of such distribution.
SECTION 10. GENERAL
     10.1 Transferability Of Options. Except as otherwise provided in the applicable Award Agreement, Options granted under this Plan may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will, by applicable laws of descent and distribution or (except in the case of an Incentive Stock Option) pursuant to a qualified domestic relations order, and shall not be subject to execution, attachment
2001 Stock Plan

or similar process, and may be exercised or purchased during the lifetime of Optionee only by Optionee. Notwithstanding the foregoing, any Award Agreement may provide (or be amended to provide) that a Nonqualified Stock Option to which it relates is transferable without payment of consideration to immediate family members of the Optionee or to trusts or partnerships established exclusively for the benefit of the Optionee and the Optionee’s immediate family members. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option or of any right or privilege conferred by this Plan contrary to the provisions hereof, or upon the sale, levy or any attachment or similar process upon the rights and privileges conferred by this Plan, such Option shall thereupon terminate and become null and void.
     10.2 Date of Grant. The date of grant of an Award shall, for all purposes, be the date on which the Administrator (or an officer to whom authority to grant options has been delegated by the Administrator) makes the determination granting such Award, or such later date as is determined by the Administrator or officer. Notice of the determination shall be given to each Employee or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.
     10.3 Conditions Upon Issuance Of Shares. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any Stock Exchange. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law.
     10.4 Amendment and Termination. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made that would impair the rights of any Participant under any Award previously granted, unless mutually agreed otherwise, which agreement must be in writing and signed by Participant and the Company. In addition, to the extent necessary to comply with Rule 16b-3 or with Section 422 of the Code (or any other applicable law or regulation, including the requirements of any Stock Exchange), the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.
     10.5 Rights of First Refusal. Until the date on which the initial registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act first becomes effective, the Company shall have the right of first refusal with respect to any proposed sale or other disposition by a Participant of any Shares issued pursuant to an Award granted under the Plan. Such right of first refusal shall be exercisable in accordance with the terms and conditions established by the Plan Administrator and set forth in the agreement evidencing such right.
     10.6 Reservation Of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary
2001 Stock Plan

to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
     10.7 Information To Optionees. As soon as administratively feasible after making any Award under the Plan, the Company shall provide to the Participant a copy of the Plan and a copy of any relevant agreement(s).
     10.8 Financial Statements. The Company shall provide, subject to the terms of this Section, annual financial statements of the Company to each Optionee holding an outstanding Award under the Plan. Such financial statements may be unaudited financial statements. The Company shall be deemed to have satisfied the obligation herein set forth by filing its annual report on form 10-K in conformance with the applicable provisions of the Exchange Act, applicable Stock Exchange listing criteria, if any, and such other federal, state and local laws as may apply. Notwithstanding the foregoing, if the Committee determines that an Optionee is a key employee whose duties at the Company assure them access to information equivalent to the information contained in the Company’s financial statements, the Company is not obligated to provide such Optionee with annual financial statements.
     10.9 Employment Relationship. The Plan shall not confer upon any Participant any right with respect to continuation of Participant’s employment or consulting relationship with the Company, nor shall it interfere in any way with such Participant’s right or the Company’s right to terminate the Participant’s employment or consulting relationship at any time, with or without cause.
     10.10 No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
     10.11 No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.
     10.12 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.
2001 Stock Plan

     10.13 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
     10.14 Term Of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated as permitted herein.
     10.15 Shareholder Approval. Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the degree and manner required under applicable state and federal law and the rules of any Stock Exchange upon which the Common Stock is listed and in accordance with the Company’s bylaws. All Options issued under the Plan shall become void in the event such approval is not obtained in a timely manner.
This Plan was adopted by the Board on February 15, 2001.
This Plan was approved by the shareholders of the Company on June 12, 2001.
2001 Stock Plan

APTIMUS, INC.
AMENDMENT TO 2001 STOCK PLAN
The purpose of this amendment is to add Stock Appreciation Rights to the 2001 Stock Plan and to specify the maximum number of shares with respect to which awards, the value of which is based solely on an increase in the value of the Company’s Common Stock after the date of grant (including SARs), may be granted to any Participant during any fiscal year of the Company.
1.	Section 2. Definitions is amended to amend or add the following definitions:

“Award” means the grant of Restricted Stock, an Option or a Stock Appreciation Right to an Employee or Consultant.

“Stock Appreciation Right” shall mean any right granted under Section 7.11 of the Plan.

2.	Section 5 — Eligibility for Awards is amended and restated as follows:
“Section 5. Eligibility for Awards
     5.1 Recipients of Grants. Restricted Stock, Stock Appreciation Rights and Nonqualified Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Award may, if he or she is otherwise eligible,be granted additional Awards.
     5.2 Grants of Awards. No Award may be Granted more than ten years after the earlier of (i) the date of adoption of the Plan by the Board or (ii) the date that the Plan is approved by the Company’s shareholders.
     5.3 Type of Award. Each Award Agreement shall indicate the type of Award granted (i.e. Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right or Restricted Stock). If an Option is granted but the type of Option is not so designated, the Award will be a Nonqualified Stock Option. Notwithstanding any such designations, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds the limit set forth in Code section 422(d) (currently $100,000), such excess Options shall be treated as Nonqualified Stock Options. For purposes of this requirement, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.”

     5.4 Limitation on Individual Awards. No Participant may be granted, during any fiscal year of the Company, Awards, the value of which is based solely on an increase in the value of the Company’s Common Stock after the date of grant of the Award, of more than 300,000 shares in the aggregate.
3. “Section 7. Restricted Stock Awards” is renamed “Section 7. Restricted Stock Awards and Stock Appreciation Rights” and the following subsection 7.11 is added:
     “7.11 Stock Appreciation Rights. The Administrator is hereby authorized to grant Stock Appreciation Rights to Employees and Consultants subject to the terms of the Plan. Each Stock Appreciation Right granted under the Plan shall confer on the holder upon exercise the right to receive, as determined by the Administrator, cash or a number of Shares equal to the excess of (a) the Fair Market Value of one Share on the date of exercise (or, if the Administrator shall so determine, at any time during a specified period before or after the date of exercise) over (b) the grant price of the Stock Appreciation Right as determined by the Administrator, which grant price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions (including conditions or restrictions on the exercise thereof) of any Stock Appreciation Right shall be as determined by the Administrator.”
4.	The first sentence of Subsection 9.1 is amended and replaced as follows:

“Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option or Stock Appreciation Right, and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.””

5.	The first sentence of Subsection 9.3 is amended and replaced as follows:

“Except as otherwise provided herein or in the Award Agreement, in the event of any Change in Control each Option, each Share Appreciation Right and each Share of Restricted Stock that is then outstanding shall, immediately prior to the specified effective date for the Change in Control, become 100% vested.”

This Amendment was adopted by the Board on April 26, 2006. This Amendment was approved by the shareholders of the Company on June 9, 2006.